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                                                                    EXHIBIT 99.1




               SIZZLER  NAMES CHIEF ADMINISTRATIVE OFFICER AND
                     REAUTHORIZES SHAREHOLDER RIGHTS PLAN


CULVER CITY, CA--January 22, 2001--Sizzler International, Inc. (NYSE: SZ) announced today that Diane M. Hardesty has been promoted from Vice President, Human Resources and Administration to the newly created position of Chief Administrative Officer. In this new capacity, Hardesty is responsible for Human Resources, Risk Management, Office Services and Facilities Management, Learning and Development, and Purchasing and Distribution across all divisions of the Company.

"Diane is a great asset to the management team and has proven herself to be an effective leader," said Charles L. Boppell, President and CEO of Sizzler International, Inc. Hardesty joined the company in April 1999, after holding several key executive positions in the restaurant and retail industry.

It was also announced that the Board of Directors has renewed the Company's shareholder rights plan by adopting a plan similar to its initial rights plan, which expired today after a term of 10 years. Sizzler's new rights plan, which was authorized by the Board of Directors, commences today for a term of 5 years. The threshold for triggering the rights plan will continue to be a person acquiring 14% of the outstanding stock of the Company.

The Company stated that the new rights plan, like the rights plan that is expiring, is intended to give the Board of Directors and management sufficient time to evaluate and respond to any proposed change in control transaction and to prevent an acquirer from gaining control of Sizzler without offering a fair price to all of Sizzler's shareholders. The Company added that the Board's action was not taken in response to any specific takeover threat. The full details of the plan will be included in a Form 8-K filed later today.

About Sizzler

Sizzler International, Inc. operates, franchises or joint ventures 348 Sizzler(R) restaurants worldwide, in addition to 105 KFC(R) restaurants primarily located in Queensland, Australia and 10 Oscar's in the southwest United States.

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